Exhibit 21
Subsidiaries of the Registrant

The following are subsidiaries of the Registrant as of December 31, 2021 and the jurisdiction in which each is organized. Each of the subsidiaries generally conducts its business using names indicated. Certain subsidiaries are not listed; these omitted subsidiaries individually and in the aggregate do not constitute a significant subsidiary.

State or Country of Organization
Subsidiaries of Hill International, Inc.
Hill International (Puerto Rico), Inc.	Delaware
Hill International N.V. *	Netherlands
Hill International Development Ltd.	British Virgin Islands
Hill International Real Estate, LLC	Pennsylvania
TCM Group, Inc.	California
Hill International (New England) Inc.	Massachusetts
Hill International Engineering Consultancy, LLC	Oman
Hill International (Canada), Inc.	Canada
Hill International S.A.S.	Colombia
Hill International Nominee Inc.	Marshall Islands
Hill International Holdings Ltd.	Malta
Hill International Technical Services, Inc.	New York

Subsidiaries of Hill International N.V.
SIA Hill International (Baltic)	Latvia
Hill International (UK) Ltd.*	England
Hill International (Hellas) S.A.	Greece
Hill International (Middle East) Ltd.*	British Virgin Islands
Hill Construction Management Ltd.	Serbia
Hill International (Libya) Ltd.	Malta
Hill International (North Africa) Ltd.	Egypt
Hill Facilities Management Ltd. (Egypt)	Egypt
Asia/Pacific Hill International Holding PTE Ltd. *	Singapore
Hill International (Spain), S.A.*	Spain
Binnington Copeland & Associates (Pty.) Ltd.	South Africa
BCA Training (Pty.) Ltd.	South Africa
Hill International Proje Yonetimi ve Danismanlik A.S.	Turkey
Hill International Construction Consultancy (Cyprus) Limited Consultancy, LLC	Cyprus
Hill International Constructing Consultancy Pakistan (Private) Limited	Pakistan
Hill Construction Consultancy Dooel Skopje	Macedonia
Hill International (Azerbaijan) Limited	Azerbaijan
Hill International (Colombia) SAS	Colombia
Hill International (Switzerland) SA	Switzerland
Hill International BH do.o	Bosnia
Hill International Facility Services B.V.	Netherlands
Hill International Limited	England
Hill International Project Management (India) Private Limited *	India
Hill International	Morocco
Hill International Sp. Zo.o	Poland
Hill International Tunisia LLC	Tunisia
Beijing Hill Construction Consulting Co. Ltd	China
Hill International (Hong Kong) Ltd	Hong Kong
Hill International (Germany) GmbH	Germany
Hill International (Bucharest) SRL	Romania

Subsidiaries of Hill International (UK) Ltd.
Knowles Limited	England

Subsidiaries of Hill International (Spain), S.A.
Hill International de Mexico, S.A. de C.V.	Mexico

Subsidiaries of Asia/Pacific Hill Holdings PTE Ltd.
Hill International Vietnam Co. Limited	Vietnam

Subsidiaries of Hill International Project Management (India) Private Limited (UK) Ltd.
Hill International Cost Consultancy (India) Private Limited	India

Subsidiaries of Hill International (Middle East) Ltd
Hill International (Middle East) Ltd./Jordan LLC	Jordan
Hill Construction Consultancy d.o.o. Sarajevo	Bosnia/Herzegovina
*Parent corporation of additional subsidiaries